ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION(Profit)

Pursuant to UCA Section 16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Baymark Technologies, Inc.

2. The date the following amendment(s) was adopted: September 12, 2005.

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):
Article Fourth: This Article is hereby amended as follows: Each share of issued and outstanding common stock as of September 30, 2005, is reverse split on a one to ten basis such that each old share represent 1/10 of a new share. A surrender of the old share certificate is in order to receive a new certificate reflecting the reverse split except for those certificates held in "Street Name". The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: Each Shareholder may submit old certificates in exchange for new certificates reflecting the reverse split and name change, but is not required to do so.

6. Indicate the manner in which the amendment(s) was adopted: The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders.

7. Delayed effective date (if not to be effective upon filing) September 30, 2005.

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.
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Dated: September 13, 2005                  Baymark Technologies, Inc.
                                            --------------------------
                                            Name of Corporation

                                            By /s/ Wesley F. Whiting
                                            Signature of Authorized Officer